Exhibit 10.6
SIX FLAGS ENTERTAINMENT CORPORATION 2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT AND DECLARATION
This Restricted Stock Award Agreement and Declaration (the “Declaration”) is made pursuant to the terms and conditions of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (the “Plan”), including (without limitation) Section 8, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.
1.    Restricted Stock Award in General. Participant’s Restricted Stock Award (the “Award”) consists of ___ (__) shares of Common Stock (the “Restricted Stock”) specified in and as outlined in the attached Notice of Restricted Stock Award of Six Flags Entertainment Corporation (the “Notice”) and is subject to Participant’s continuous Service throughout each of the restricted periods that commence on the Date of Grant and end on each of the Vesting Dates specified under the heading “Vesting Schedule” in the Notice (individually, a “Restricted Period” and, collectively, the “Restricted Periods”). Dividend Equivalent Rights on the Restricted Stock shall be accumulated until the lapse of a Restricted Period, if and to the extent the Company makes dividends on its Common Stock during a Restricted Period and shall be paid pursuant to the provisions of Section 3 hereof in the same form as accrued. During the Restricted Periods, the Participant shall have the right to vote such Restricted Stock, but the Participant shall not have the right to receive any payments or dividends with respect to such Restricted Stock, and the Participant may not sell, transfer, pledge, or assign such Restricted Stock.
2.    Forfeiture. The Restricted Stock for which the restrictions have not lapsed shall be automatically forfeited if the Participant ceases Service at any time during a Restricted Period, except as provided in Sections 3 and 5 of this Declaration.

3.    Lapse of Restrictions. The Service restriction on the Restricted Stock shall lapse upon the Participant’s completion of continuous Service throughout thew Restricted Period, and the Restricted Stock shall thereupon become shares of unrestricted Common Stock. All Dividend Equivalent Rights on the Restricted Stock accumulated during the Restricted Period shall be paid in a lump sum within seventy-four (74) days following the end of the Restricted Period; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.

If a Participant dies or incurs a Disability during employment and prior to the end of the Restricted Period that results in a “separation from service,” as determined in accordance with Section 409A of the Code, the employment restriction on the Restricted Stock shall lapse, the Restricted Stock shall thereupon become shares of unrestricted Common Stock, and all Dividend Equivalent Rights accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiary) within seventy-four (74) days of the date of Participant’s death or Disability; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, neither the Participant nor the Participant’s estate or beneficiary shall have the right to designate the calendar year of payment.

If a Participant incurs a Retirement prior to the expiration of the Restricted Periods, the Service restriction on the Restricted Stock shall lapse, the Restricted Stock shall thereupon become shares of unrestricted Common Stock, and all Dividend Equivalent Rights accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant within seventy-four (74) days of the date of the Participant’s Retirement; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.

Except in the case of death, Disability, and Retirement, and as permitted by Section 409A (or an exception thereto), the Plan or Section 5 hereof, no lapse of restrictions or payment of Dividend Equivalent Rights shall be accelerated.
4.    Tax Matters and Withholding; Code Section 83(b) Election. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Restricted Stock issued, and Dividend Equivalent Rights paid, pursuant to the Award, and unrestricted shares of Common Stock issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of unrestricted shares of Common Stock to be delivered after the expiration of the Restricted Period being reduced accordingly. The number of shares of Common Stock to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Common Stock, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings. If the Participant elects, in accordance with Section 83(b) of the Code, to recognize ordinary income on the Date of Grant in the year in which the Restricted Stock is awarded, the Participant shall promptly furnish to Six Flags Entertainment Corporation a copy of the completed and signed election that is filed with the Internal Revenue Service within thirty (30) days of the Date of Grant of the Award.
5.    Priority of Agreements. Participant is a Participant under the Cedar Fair, L.P. Executive and Management Severance Plan (“Severance Plan Participant”) as of the Grant Date of this Award (such Executive and Management Severance Plan, or any successor plan thereto, as amended from time to time, the “Severance Plan”). Accordingly, if Participant remains a Severance Plan Participant and experiences a Qualifying Termination with respect to which Participant becomes eligible for vesting or payment of all or a portion of this Award under the Severance Plan, then the provisions of the Severance Plan shall govern and control over any conflicting term or provision of this Declaration, subject to the release provisions and other terms and conditions of the Severance Plan. In the event of a Change in Control (as such term is defined in the Plan), the terms of Section 12 of the Plan shall govern and control over any conflicting term of this Declaration.

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IN WITNESS WHEREOF, Six Flags Entertainment Corporation., has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year indicated.

SIX FLAGS ENTERTAINMENT CORPORATION By: Title: Date:

PARTICIPANT

Name:
Title:
Date:

A copy of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan Information Statement is available for review on the Six Flags Intranet link at  under “Document Share”, and a copy of the most current Form 10-K is available for review at ___ .

Notice of Restricted Stock Award of Six Flags Entertainment Corporation

Company Name

Plan

Participant Id

Participant Name

Participant Address

Grant/Award Type

Number of Shares of Common Stock

Grant/Award Date

VESTING SCHEDULE

Vesting Date	No. of Shares of Common Stock	Percent